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Siebel Systems, Inc.

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Siebel Systems, Inc. (the “Company”) expects to make available copies of the following letter to its stockholders (the “Letter”) on the Company’s website and at the Company’s 2005 Annual Meeting of Stockholders to be held on Wednesday, June 8, 2005 at 11:00 a.m. Pacific Time, at the San Francisco Airport Marriott at 1800 Old Bayshore Highway, Burlingame, CA 94010. The Company has also issued a press release, a copy of which follows the Letter, to inform stockholders regarding the content and availability of the Letter.

[Siebel Systems Letterhead]

June 8, 2005

To the Shareholders of Siebel Systems, Inc:

It’s been eight weeks since I became the CEO of Siebel Systems. I’ve spent much of this time listening to shareholders, analysts, customers, alliance partners and employees. I want to take this opportunity to update you on our direction and progress, and announce a number of new initiatives to drive improved shareholder value.

My discussions with all of our constituencies have reinforced my belief that Siebel Systems has many unique assets with which to restore our company to world-class performance:

•	We have a clear leadership position in the CRM and Business Intelligence/Analytics markets from which we can achieve more consistent growth and improved profitability. We have been largely responsible for establishing the CRM market and our product suite remains the acknowledged market leader.

•	Our addressable markets have expanded from our founding as a sales force automation application vendor to our position today as the leading CRM and customer facing solutions enabler. We are at a particularly strong point in our product development cycle and the market opportunity is large. Most recently, we have invested in a ‘component assembly’ CRM framework to be introduced later this year to address the $24 billion custom CRM market that is largely unformed, but quickly becoming vibrant. Various industry research groups put the size of the ‘customer-facing’ market at $100 billion, and I am setting a course for growth to address this opportunity.

•	We have over 5,000 dedicated employees who represent our global franchise. They tirelessly develop, sell, deploy, maintain and support our products, partners and customers.

•	We have over 4,000 loyal customers that represent 3.2 million successfully deployed live users around the world. We have sold and are deploying hundreds of thousands of additional live users. Our global customer base represents a broad mix of industries and size of business.

•	We have outstanding alliance partners that help us develop market, sell, deploy and support our CRM and Analytics solutions and ensure successful implementations and deliver positive business outcomes and customer value.

•	Through our business model we have generated significant cash over the last 11 years. Our ability to generate consistent positive cash flow is a hallmark of Siebel Systems.

I share your sense of urgency to improve financial performance and shareholder value. I believe the best way to build shareholder value – on a sustained basis over time – is to deliver improved performance through consistent revenue and profit growth. We must significantly improve our revenue generation capability, align our cost structure with our financial results, and continue to invest in and capitalize on our key product and growth opportunities. We also must preserve flexibility to leverage our organic growth efforts with financially and strategically attractive acquisitions.

What will be different under my leadership? What’s going to change about our goals and strategies? I intend to improve our execution. We must improve and I am committed to doing so. These are my areas of focus:

Operating Priorities

Improved Financial Performance
I am committed to improve our financial performance, which has not been acceptable. I recognize that we must achieve our financial guidance and generate growth in revenues and profitability. To achieve credibility we must deliver operating consistency for several consecutive quarters. This is how we will begin to regain shareholder confidence.

Increased Revenue Generation
We are simplifying our US sales and sales support organizations from an overly complex, matrixed organization to a more nimble and effective geographic organization using industry verticals to touch the customer. We are implementing these changes in stages to minimize the disruption to current second quarter execution. We have initiated more rigorous account planning and account management programs to increase the size and quality of our sales pipeline from lead generation through contract execution. We are simplifying our contract execution process to make it easier and faster to do business with Siebel. I have assigned an executive sponsor to every significant transaction in the pipeline forecast. We will revitalize lead generation, lead qualification and deal closure activities through our marketing programs and alliance partners. Revenue generation is the #1 focus of my weekly executive staff meetings, and I am spending considerable time meeting and speaking with major customers to ensure our sales efforts are aligned with their needs and that we are providing significant value to their organizations.

Reduced Costs
We reduced our quarterly cost structure by $21 million in 2004 and are in the process of taking out an additional $14 million in quarterly costs. We’ve also identified a further $10 million of quarterly cost reductions that we plan to have in effect by year end. We are actively re-evaluating every cost driver in the company. Our intent is to identify additional cost savings in products, sales and marketing, research and development, and general and administrative expenses. We are committed to achieving 15% operating margins in the intermediate term, ideally by the end of 2005. We will position ourselves in the longer term to drive towards a 20%+ operating margin model.

Focused Investments
As we adjust our cost structure to the size of our revenue base, we remain committed to enhancing and extending our product leadership position. To do so, we will continue to invest in a focused manner to reinvigorate our core CRM business, enhance our Business Intelligence/Analytics and hosted CRM growth drivers, and capitalize on the $24 billion custom CRM market with our upcoming ‘component assembly’ CRM framework offering. This summer, we expect to be first to market with a service oriented architecture component CRM framework built on J2EE and .NET. Initial prospect, partner and industry analyst response to this new product has been encouraging.

Strategic Acquisitions
Acquisitions have been and will continue to be an important part of our growth strategy. Since the company was founded, Siebel has made 20 acquisitions. Customers and partners have benefited from the additional products, technologies, services and people we’ve acquired and, thus, shareholders have benefited from our improved financial performance. Acquisitions have furthered our efforts to establish and extend our leadership and financial performance in the markets we address. We will continue to supplement our organic growth initiatives with

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acquisitions that drive strategic and financial value. In particular, we will target opportunities in core CRM, verticals, hosted CRM, and Business Intelligence/Analytics. Therefore, we will continue to preserve sufficient cash to give us the flexibility to be opportunistic. Importantly, acquisitions will be a complement to, not a substitute for, improving our own operating performance and our organic growth strategies.

Transparency
I am also committed to providing you with more timely and interactive communications on relevant matters. Our recent investor communications activities have been admittedly conservative due to Regulation FD guidelines and regulatory scrutiny. Moving forward, we will seek to be more accessible through ‘Reg FD’ compliant forums. Specifically, in addition to hosting our quarterly financial results and Q&A webcast calls, we intend to resume hosting a mid quarter webcast call to update you on our strategy and execution and take your questions. Management will also continue to participate in webcast investor conferences and other events as appropriate.

Additional Actions

In addition to setting these priorities, I am pleased to inform you that we have implemented several specific actions aimed at improving the company’s ability to create shareholder value.

Retention of Experienced Advisors
We have retained McKinsey & Co. and Goldman, Sachs & Co. to help us evaluate and improve our operating and financial performance and evaluate potential capital structure alternatives, respectively. We will work with additional advisors in the future as appropriate.

Capital Structure Actions
The Board, assisted by outside advisors, has carefully considered its current and prospective capital structure. We have listened closely and given full consideration to the views of shareholders on this matter. I have recommended, and our Board has approved, our first quarterly dividend of $0.025 per share to Siebel shareholders. The Board has also decided not to initiate a share repurchase at this time.

The dividend reflects our confidence in the company’s long-term track record of positive cash flow generation, the company’s strong future growth opportunities, as well as a substantial effort to return capital to shareholders over time without impairing our financial strength and flexibility to pursue acquisitions to supplement our organic growth initiatives. The dividend also makes Siebel shares more accessible to a broader range of long term investors who focus on income and/or yield and share our enthusiasm for the industry and company’s long term growth potential. While we intend to pay regular quarterly dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors in its discretion. We believe that our dividend program preserves the financial strength we need to grow our business, while enhancing returns to shareholders. To be clear, if at any point in the future we believe the shareholders’ long term interests are best served by share repurchases or other financial restructuring alternatives, we will not hesitate to pursue those alternatives.

Adoption of Employee Retention Benefit Program
Recent speculation regarding a change of control of the company has created significant employee uncertainty. To mitigate the resulting adverse impact on our ability to retain and continue to motivate our highly valued employees, we have implemented a ‘double trigger’ (i.e. both a change of control and loss of job must occur before any benefits are triggered) employee

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retention benefit program for employees as more fully described in Current Report on Form 8-K as filed with the SEC on May 26, 2005. Since the announcement of the program, several reports have been written that overstate the cost of the program and speculate that it was adopted as an anti-takeover mechanism. The implementation of this program is not intended to encourage or discourage an acquiror. Its sole purpose is the retention of our highly valued employees and the preservation and enhancement of shareholder value. For example, if one assumes that the company is acquired at a 50% premium over our current stock price and that the acquiror terminates 10% to 20% of our workforce, we estimate that the overall costs of the program (including cash payments and equity acceleration) would be between approximately $42 million to $84 million. Given our current market capitalization, we do not believe the overall costs of the program would significantly deter any legitimate takeover attempt.

Addition of Independent Directors
We are planning to add two additional independent directors during the coming year, expanding the current Board from 8 to 10 directors, 7 of whom will be independent. The Nominating Committee of the Board will oversee the new director searches.

I am genuinely excited by the opportunities and resources we have at Siebel Systems – and I am keenly aware of the current market environment and our challenges. I have listened and will continue to listen to you, our shareholders, as well as our employees, partners and customers. I believe our stakeholders recognize the tremendous value in Siebel’s market opportunity, products, partners, customers and employees.

We are committed to return this company to growth. We share your strong sense of urgency to improve performance. We are committed to improving shareholder value.

Thank you for your continued interest and support.

Respectfully,

/s/ GEORGE T. SHAHEEN

George T. Shaheen, CEO

Siebel Systems, Inc.

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News Release

Siebel Systems Initiates Quarterly Cash Dividend

In Letter To Shareholders, George Shaheen, Siebel CEO, Announces Series of Actions to Improve
Financial Performance and Shareholder Value

SAN MATEO, Calif.—June 8, 2005—Siebel Systems, Inc. (NASDAQ: SEBL), the leading provider of customer-facing solutions, today announced a series of actions to improve its financial performance and increase returns to shareholders, including the approval by its Board of Directors of its first quarterly dividend of $0.025 per share payable on July 15, 2005 to shareholders of record at the close of business on June 30, 2005.

“This dividend program reflects our Board of Directors’ confidence in Siebel Systems’ long-term record of positive cash flow generation, strong future growth opportunities and substantial commitment and ability to return capital to shareholders over time,” said George T. Shaheen, Chief Executive Officer, Siebel Systems. “We believe it is the best way to increase long-term shareholder value, while preserving the financial strength and flexibility we need to take full advantage of growth opportunities.”

While Siebel Systems intends to pay regular quarterly dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors in its discretion.

In a letter to shareholders available on the investor relations section of Siebel Systems’ website at http://www.siebel.com/crm-company/investor_information/index.shtm, Mr. Shaheen outlined the Company’s growth strategy and described in detail several operating and other shareholder value enhancing initiatives underway, in addition to the dividend declaration. These include steps to increase revenue generation by simplifying Siebel Systems’ sales and sales support organization and increasing the rigor and productivity of global sales activities; reduce millions of dollars in quarterly costs to facilitate achieving 15% operating margins by the end of 2005 and drive towards a 20% operating margin model; make continued investments in industry-leading products including its “component assembly” CRM framework offering to be introduced this summer; pursue its continued focus on acquisitions to complement organic growth strategies; and increase efforts to facilitate investor communications in Regulation FD compliant forums. Mr. Shaheen also disclosed cost estimates of the recently adopted Employee Retention Benefit Plan aimed at motivating and retaining highly valued employees and announced a plan to add two new independent directors to the Board.

“I am genuinely excited by the opportunities and resources we have at Siebel Systems – and am keenly aware of the current market environment and our challenges,” added Mr. Shaheen. “We have listened and will continue to listen to our shareholders, as well as our employees, partners and customers. I believe our stakeholders recognize the tremendous value in Siebel’s market opportunity, products, partners, customers and employees. The executive leadership team and I are committed to return this company to growth and we share your strong sense of urgency to improve performance. I am committed to improving shareholder value.”

About Siebel Systems

Siebel Systems is the world’s leading provider of customer-facing solutions that deliver demonstrable business results and long-term competitive advantage. Siebel’s multichannel offerings allow organizations to intelligently manage and coordinate all customer interactions across the Web, contact center, field sales/service force, branch/retail network, and indirect and partner distribution channels. Siebel solutions draw upon the company’s best-in-class capabilities in customer relationship management (CRM), business intelligence, and customer data integration and can be deployed as licensed software or as a hosted service. Siebel solutions are tailored to the unique needs of 23 industries and incorporate industry-specific business processes, best practices, and business insight. They are the product of more than $2 billion in R&D investments and reflect over 11 years of experience with more than 4,000 organizations. Together with its extensive global network of alliance partners, Siebel provides the people, process, and technology expertise critical in driving business value from the deployment of customer-facing solutions. Over 3 million users worldwide in organizations of all sizes depend on Siebel solutions to deliver dramatic improvements in how they identify, acquire, retain, and serve customers. For more information, visit www.siebel.com.

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Media Contact:
Steve Diamond
Siebel Systems, Inc.
(650) 477-4743
steve.diamond@siebel.com

For more information on Siebel Systems solutions and services, please visit our Web site: CRM — http://www.siebel.com/crm; OnDemand Solutions — http://www.crmondemand.com; Industry CRM — http://www.siebel.com/industry-crm; Call Center & Service — http://www.siebel.com/call-center; Sales Force Automation — http://www.siebel.com/sales-force-automation; Marketing Automation — http://www.siebel.com/marketing-automation; Business Intelligence — http://www.siebel.com/business-intelligence; Integration Solutions — http://www.siebel.com/integration-solutions; CRM Services — http://www.siebel.com/crm-services

Except for the historical information contained herein, this press release, including the letter to shareholders referenced herein, contains forward-looking statements, including statements regarding the effects of the dividend program, the effectiveness of the growth strategy and operating and other shareholder value enhancing initiatives, steps to increase revenue generation, the ability to reduce quarterly costs and facilitate improved operating margins, ability to achieve return of investments and the success and impact of acquisitions and organic growth strategies, the impact of the Employee Retention Benefit Plan on potential takeover attempts and value and size of current and potential market opportunities. These forward-looking statements involve risks and uncertainties. Future operating results of Siebel Systems may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Siebel Systems’ products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenues in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Siebel Systems are included in Siebel Systems’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

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